Exhibit 5.1

Millennium Chemicals Inc.

20 Wight Avenue, Suite 100

Hunt Valley, Maryland 21030

March 22, 2004

Millennium Chemicals Inc.

20 Wight Avenue, Suite 100

Hunt Valley, Maryland 21030

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Millennium Chemicals Inc., a Delaware corporation (the “Company”), and Millennium America Inc., a Delaware corporation and the indirect wholly owned subsidiary of the Company (the “Guarantor” and, together with the Company, the “Issuers”), and have acted as counsel to the Issuers in connection with the preparation and filing by the Issuers with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to $150,000,000 aggregate principal amount of the Company’s 4% Convertible Senior Debentures due 2023 (the “Debentures”) and the shares of the Company’s common stock, par value $0.01 per share issuable upon conversion by holders of, or as consideration in connection with a repurchase by the Company of, the Debentures (the “Conversion Shares”) to be sold by certain selling securityholders listed in the Prospectus that forms a part of the Registration Statement, as such Prospectus may be amended or supplemented from time to time (the “Prospectus”). The Debentures were issued pursuant to an indenture, dated November 25, 2003, between the Issuers and The Bank of New York, as Trustee (the “Indenture”). The Debentures are guaranteed on a senior unsecured basis (the “Guarantee”) unconditionally by the Guarantor.

In so acting, I, or lawyers under my supervision, have examined original or copies, certified or otherwise identified to my satisfaction, of the Registration Statement, the Prospectus, the Indenture, the Debentures and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Issuers, and have made such inquiries of such officers and representatives as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as original, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and authenticity of the original of such latter documents. As to all questions of fact material to these opinions that have not been independently established, I have relied upon certificates or comparable documents of officers and representatives of the Issuers.

Based on the foregoing, and subject to the qualifications and assumptions set forth herein, I am of the opinion that:

(1)    The Debentures constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(2)    The Guarantees constitute the legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(3)    The Conversion Shares have been duly authorized and reserved for issuance upon conversion or repurchase of the Debentures in accordance with their terms, and such Conversion Shares, when issued upon such conversion or repurchase, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited, to the extent relevant, to the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States of America, each as currently in effect, and I express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. The opinions expressed herein are given as of the date hereof, and I undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if I become aware of any facts that might change the opinions expressed herein or for any other reason.

I hereby consent to the use of this letter as an exhibit to the Registration Statement and to the reference to me under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement.

Very truly yours,

By:    /s/ C. William Carmean